Checkpoint Systems, Inc.
101 Wolf Drive, P.O. Box 188
Thorofare, NJ 08086

Exhibit 5.1
July 16, 2009

Checkpoint Systems, Inc.
101 Wolf Drive
P.O. Box 188
Thorofare, NJ 08086

Re: Registration Statement on Form S-8 (File No. 333- ); 400,000 Shares of Common Stock, $0.10 par value issued pursuant to the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan

Ladies and Gentlemen:

I am acting as counsel to Checkpoint Systems, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed issuance of up to 400,000 shares of common stock, $0.10 par value per share (the “Shares”) pursuant to the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan (the “Plan”), and associated common stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of March 10, 1997 between the Company and American Stock Transfer and Trust Company, as rights agent (the “Rights Agent”).  The Shares and associated Rights are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2009 (Registration No. 333–    ) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.  I am opining herein as to Business Corporation Law of the Commonwealth of Pennsylvania and I express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are dulyauthorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), and the Rights Agreement, the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the Commonwealth of Pennsylvania.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  I consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ John Van Zile
John Van Zile
General Counsel
Checkpoint Systems, Inc.